EXHIBIT (a)(1)(E)

EXPRESSJET HOLDINGS, INC.

Relating to the

Offer to Exchange

for Common Stock and, in certain cases, cash,

all $128,200,000 Aggregate Principal Amount of

4.25% Convertible Notes Due 2023

(CUSIP Nos. 30218UAB4 and 30218UAA6)

THE OFFER TO EXCHANGE THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 31, 2008 (THE “EXPIRATION DATE”). NOTES TENDERED PURSUANT TO THIS OFFER TO EXCHANGE MAY BE WITHDRAWN AT ANY TIME PRIOR TO THAT DATE AND TIME.

July 2, 2008

To our Clients:

Enclosed for your consideration is an Offer to Exchange (the “Offer to Exchange”) of ExpressJet Holdings, Inc., a Delaware corporation (the “Company”), relating to the Company’s 4.25% Convertible Notes due 2023 (the “Notes”), the Company Repurchase Notice and the related Letter of Transmittal and instructions thereto (the “Letter of Transmittal” and, together with the Company Repurchase Notice and Offer to Exchange, the “Offer Documents”), which together constitute the Company’s offer to repurchase all $128.2 million aggregate principal amount of its Notes, whereby each $1,000 principal amount that is tendered and not withdrawn would receive in exchange:

•

a number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), equal to (i) the principal amount of the Notes tendered plus accrued and unpaid interest thereon through July 31, 2008 divided by (ii) 97.5% of the average closing sale price of the Common Stock for the five consecutive trading days ending on July 29, 2008, appropriately adjusted for any stock split, stock dividend, rights issuance or other distribution occurring during such five consecutive trading days (the “Stock Consideration”); or

•

if the Company does not meet the conditions to using Common Stock in connection with its obligation to repurchase under the Indenture, $1,000 in cash plus accrued and unpaid interest thereon through July 31, 2008 (the “Alternate Consideration”).

The consideration actually paid in connection with the Offer to Exchange, whether the Stock Consideration or the Alternate Consideration, including, in both cases, the cash paid in lieu of fractional shares of Common Stock, is referred to as the “Repurchase Consideration.” The Notes were issued on August 5, 2003 in an aggregate principal amount of $137.2 million, of which approximately $128.2 million aggregate principal amount remains outstanding.

We are the holder of Notes held by us for your account. A tender of such Notes can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Notes held by us with respect to Notes held by us for your account.

We request you to complete the Instructions, annexed hereto, as to whether you wish to have us tender Notes on your behalf in respect of any or all of the Notes held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Exchange.

Your attention is directed to the following:

1. In consideration for the Notes you validly tender for Repurchase Consideration and do not properly withdraw before the Expiration Date (assuming the satisfaction of all conditions of the Offer to Exchange) and that are accepted by the Company, you will receive the Repurchase Consideration. The Repurchase Consideration will be paid on the Payment Date.

2. The Offer to Exchange will expire on the Expiration Date, and any Notes tendered may be withdrawn at any time prior to the Expiration Date, but not thereafter.

3. If you wish to receive the Repurchase Consideration, we must receive your instructions in ample time to permit us to effect a tender of Notes on or prior to the Expiration Date.

4. In the event that the Offer to Exchange is withdrawn or otherwise not completed, the Repurchase Consideration will not be paid or become payable to holders of the Notes who have validly tendered their Notes in connection with the Offer to Exchange.

No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company or the Paying Agent for purposes of the Offer to Exchange. For all purposes noted in all materials related to the Offer to Exchange, the term “solicit” shall be deemed to mean no more than “processing Notes exchanged” or “forwarding to customers materials relating to the Offer to Exchange.”

If you wish to have us tender any or all of your Notes, please so instruct us by completing, executing and returning to us the Instructions annexed hereto. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Notes, all such Notes will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to 5:00 p.m., New York City time, on the Expiration Date.

The Offer to Exchange is not being made to (nor will tenders of Notes be accepted from or on behalf of) holders of Notes in any jurisdiction in which the making or acceptance of the Offer to Exchange would not be in compliance with the laws of such jurisdiction. However, the Company, in its sole discretion, may take such action as it may deem necessary to make the Offer to Exchange in any such jurisdiction, and may extend the Offer to Exchange to holders of Notes in such jurisdiction.

Instructions with Respect to the

Offer to Exchange

for Common Stock and, in certain cases, cash,

all $128,200,000 Aggregate Principal Amount of

4.25% Convertible Notes Due 2023

(CUSIP Nos. 30218UAB4 and 30218UAA6)

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Exchange, Company Repurchase Notice and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer Documents”), in connection with the offer by ExpressJet Holdings, Inc., a Delaware corporation, to repurchase all $128.2 million aggregate principal amount of its 4.25% Convertible Notes Due 2023 (the “Notes”), whereby each $1,000 principal amount that is tendered and not withdrawn, would receive in exchange:

•

a number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), equal to (i) the principal amount of the Notes tendered plus accrued and unpaid interest thereon through July 31, 2008 divided by (ii) 97.5% of the average closing sale price of the Common Stock for the five consecutive trading days ending on July 29, 2008, appropriately adjusted for any stock split, stock dividend, rights issuance or other distribution occurring during such five consecutive trading days (the “Stock Consideration”); or

•

if the Company does not meet the conditions to using Common Stock in connection with its obligation to repurchase under the Indenture, $1,000 in cash plus accrued and unpaid interest thereon through July 31, 2008 (the “Alternate Consideration”).

The consideration actually paid in connection with the Offer to Exchange, whether the Stock Consideration or the Alternate Consideration, including, in both cases, the cash paid in lieu of fractional shares of Common Stock, is referred to as the “Repurchase Consideration.”

Tenders of Notes will be accepted only in principal amounts equal to $1,000 in cash or integral multiples thereof.

This will instruct you to tender the aggregate principal amount of Notes indicated below held by you or for the account or benefit of the undersigned (or, if no amount is indicated below, for all of the aggregate principal amount of Notes held by you for the account of the undersigned) upon the terms and subject to the conditions set forth in the Offer to Exchange.

SIGN HERE

Total Aggregate Principal Amount of Notes Beneficially Owned:

*
Aggregate Principal Amount of Notes to be Tendered:	Signature(s)**

*
Please type or print name(s)**

Dated: , 2008

Please type or print address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

Account Number(s)

*	Unless otherwise indicated, it will be assumed that all of the aggregate principal amount of Notes held by us for your account is to be tendered.

**	If Notes are beneficially owned by two or more beneficial owners, all such owners must sign.

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